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                  CERTIFICATE OF DESIGNATION OF THE POWERS,
                   PREFERENCES AND RELATIVE, PARTICIPATING,
                 OPTIONAL AND OTHER SPECIAL RIGHTS OF 11-1/4%
                 CUMULATIVE EXCHANGEABLE PREFERRED STOCK AND
             QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF
________________________________________________________________________________

                        Pursuant to Section 151 of the
               General Corporation Law of the State of Delaware
________________________________________________________________________________


  Fairfield Manufacturing Company, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the "Board of Directors") by its Certificate of Incorporation, as amended (hereinafter referred to as the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, by unanimous written consent dated as of March 7, 1997, duly approved and adopted the following resolution (the "Resolution"):

                  RESOLVED, that, pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of 11-1/4% Cumulative Exchangeable Preferred Stock, par value $.01 per share, with a stated value of $1,000.00 per share, consisting of 125,000 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

                  (a) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a class of Preferred Stock designated as the "11-1/4% Cumulative Exchangeable Preferred Stock." The number of shares constituting such class shall be 125,000 and are referred to as the "Exchangeable Preferred Stock." 50,000 shares of Exchangeable Preferred Stock shall be initially issued with an additional 75,000 shares reserved for issuance in accordance with paragraph (c)(i) hereof and may not be issued for any other purpose. The liquidation preference of the Exchangeable Preferred Stock shall be $1,000.00 per share.

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                  (b)   Rank. The Exchangeable Preferred Stock shall, with
respect to dividends and distributions upon liquidation, winding-up and dissolution of the Corporation, rank (i) senior to all classes of Common Stock of the Corporation and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Exchangeable Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution of the Corporation (collectively referred to, together with all classes of common stock of the Corporation, as "Junior Stock"); (ii) on a parity with each class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Exchangeable Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution (collectively referred to as "Parity Stock"); provided that any such Parity Stock that was not approved by the Holders in accordance with paragraph (f)(ii)(A) hereof (to the extent such approval is required) shall be deemed to be Junior Stock and not Parity Stock; and (iii) junior to each class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created that has been approved by the Holders in accordance with paragraph (f)(ii)(B) hereof and the terms of which expressly provide that such class or series will rank senior to the Exchangeable Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Senior Stock"); provided that any such Senior Stock that was not approved by the Holders in accordance with paragraph (f)(ii)(B) hereof shall be deemed to be Junior Stock and not Senior Stock.

                  (c)   Dividends.

                  (i) Beginning on the Issue Date, the Holders of the outstanding shares of Exchangeable Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, distributions in the form of cash dividends on each share of Exchangeable Preferred Stock, at a rate per annum equal to 11-1/4% of the then effective liquidation preference per share of the Exchangeable Preferred Stock, payable semi-annually; provided that such rate per annum is subject to increase as provided for in clause (viii) below and paragraph (h) hereof. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from the Issue Date and shall be payable semi-annually in arrears on each Dividend Payment Date, commencing on the first Dividend
         Payment Date after the Issue Date. Dividends (including

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         Additional Dividends, if any) may be paid, at the Corporation's option, on any Dividend Payment Date occurring on or prior to March 15, 2002 either in cash or by the issuance of additional shares of Exchangeable Preferred Stock (including fractional shares) having an aggregate liquidation preference equal to the amount of such dividends (but not less than $1.00). In the event that on or prior to March 15, 2002 dividends are declared and paid through the issuance of additional shares of Exchangeable Preferred Stock as provided in the previous sentence, such dividends shall be deemed paid in full and shall not accumulate. Each dividend shall be payable to the Holders of record as they appear on the stock books of the Corporation on the Dividend
         Record Date immediately preceding the related Dividend Payment Date. Dividends shall cease to accumulate in respect of the Exchangeable Preferred Stock on the Exchange Date or on the date of their earlier redemption unless the Corporation shall have failed to issue the appropriate aggregate principal amount of Exchange Debentures in respect of the Exchangeable Preferred Stock on such Exchange Date or shall have failed to pay the relevant redemption price on the date fixed for redemption.

                  (ii) All dividends paid with respect to shares of the Exchangeable Preferred Stock pursuant to paragraph (c)(i) shall be paid pro rata to the Holders entitled thereto.

                  (iii) For dividends payable after March 15, 2002, nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Corporation to pay or set apart for payment, any dividends on shares of the Exchangeable Preferred Stock at any time.

                  (iv) Dividends accruing after March 15, 2002 on the Exchangeable Preferred Stock for any past Dividend Period and dividends in connection with any optional redemption pursuant to paragraph (e)(i) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors of the Corporation.

                  (v) No full dividends shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on any Parity Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid (or are deemed declared and paid) in full, or declared and, if payable in cash, a sum in cash set apart

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

         sufficient for such payment, on the Exchangeable Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full dividends on such Parity Stock. If full dividends are not so paid, all dividends declared upon shares of the Exchangeable Preferred Stock and any other Parity Stock shall be declared pro rata so that the amount of dividends declared per share on the Exchangeable Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Exchangeable Preferred Stock and such Parity Stock bear to each other.

                  (vi) (A) Holders of shares of the Exchangeable Preferred Stock shall be entitled to receive the dividends provided for in paragraph (c)(i) hereof in preference to and in priority over any dividends upon any of the Junior Stock.

                    (B) So long as any share of the Exchangeable Preferred Stock is outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Stock whether in cash, obligations or shares of the Corporation or other property (other than dividends in Junior Stock to the holders of Junior Stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Stock or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith on the Exchangeable Preferred Stock have been paid (or are deemed paid) in full.

                    (C) So long as any share of the Exchangeable Preferred Stock is outstanding, the Corporation shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Parity Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Stock, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Parity Stock or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith on the Exchangeable Preferred Stock have been paid (or are deemed paid) in full.

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

                  (vii) Dividends payable on the Exchangeable Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable. The amount of Additional Dividends will be determined consistent with the preceding sentence and by multiplying the applicable Additional Dividends by a fraction, the numerator of which is the number of days such rate was applicable during any Interest Period and the denominator of which is 360.

                  (viii) (A) If the Corporation fails to file an Exchange Offer Registration Statement or a Shelf Registration Statement (in the circumstances described below) within 30 days of the Issue Date, or such Exchange Offer Registration Statement or Shelf Registration Statement fails to become effective within 150 days of the Issue Date or the Exchange Offer is not consummated within 180 days of the Issue Date, then, as liquidated damages, additional dividends (the "Additional Dividends") shall become payable with respect to the Exchangeable Preferred Stock as set forth in paragraphs (B), (C) and
         (D) below, respectively.

                    (B) If the Exchange Offer Registration Statement is not filed within 30 days of the Issue Date, or if, following a Shelf Registration Rights Events, a Shelf Registration Statement is not filed within 30 days following the delivery of a Shelf Notice, Additional Dividends shall be payable on the Exchangeable Preferred Stock by increasing the dividend rate set forth in paragraph (c)(i) hereof by 0.5% per annum on the liquidation preference for the first 90 days commencing on the 31st day after the Issue Date or the delivery of such Shelf Notice, as the case may be, such Additional Dividends increasing by an additional 0.5% per annum on the then effective liquidation preference at the beginning of each subsequent 90-day period.

                    (C) If the Exchange Offer Registration Statement is not effective within 150 days of the Issue Date or, if, following a Shelf Registration Rights Event, a Shelf Registration Statement is not declared effective within 150 days following the Issue Date, Additional Dividends shall be payable on the Exchangeable Preferred Stock by increasing the dividend rate set forth in paragraph (c)(i) hereof by 0.5% per annum on the then effective liquidation preference for the first 90 days commencing on the 151st day after the Issue Date, such Additional Dividends increasing by an additional 0.5% per annum on the liquidation preference at the beginning of each subsequent 90-day period.

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

                    (D) If (1) the Corporation has not exchanged all of the shares of Exchangeable Preferred Stock validly tendered in accordance with the terms of the Exchange Offer on or prior to 180 days after the Issue Date or (2) the Exchange Offer Registration Statement ceases to be effective at any time prior to the time that the Exchange Offer is consummated or (3) the Shelf Registration Statement has been declared effective following a Shelf Registration Rights Event, and such Shelf Registration Statement subsequently ceases to be effective at any time prior to the third anniversary of the Issue Date (unless all of the Exchangeable Preferred Stock registered thereunder has been sold thereunder), then Additional Dividends shall be payable on the Exchangeable Preferred Stock by increasing the dividend rate set forth in paragraph (c)(i) hereof by 0.5% per annum on the liquidation preference for the first 90 days commencing on (I) the 181st day after the Issue Date with respect to the Exchangeable Preferred Stock validly tendered and not exchanged by the Corporation, in the case of (1) above, or (II) the day the Exchange Offer Registra tion Statement ceases to be effective or usable for its intended purpose in the case of (2) above, or (III) the day such Shelf Registration Statement ceases to be effective in the case of (3) above, such Additional Dividends increasing by an additional 0.5% per annum on the liquidation preference at the beginning of each subsequent 90-day period.

                    (E) Notwithstanding paragraphs (A)-(D) of this para graph
         (c), the aggregate amount of all Additional Dividends payable hereunder shall not exceed in the aggregate 1.0% per annum on the then effective liquidation preference. In addition, (1) upon the filing of the Exchange Offer Registration Statement or Shelf Registration Statement (in the case of paragraph (B) above), (2) upon the effectiveness of the Exchange Offer Registration Statement or Shelf Registration Statement (in the case of paragraph (C) above), or (3) upon the exchange of Exchange Senior Preferred for the Exchangeable Preferred Stock tendered (in the case of paragraph (D)(1) above), or upon the effectiveness of the Exchange Offer Registration Statement that had ceased to remain effective (in the case of paragraph (D)(2) above), or upon the effectiveness of the Shelf Registration Statement that had ceased to remain effective (in the case of para graph (D)(3) above), the dividend rate on the Exchangeable Preferred Stock shall immediately revert (without any further action by the Company) to the dividend rate set forth in paragraph (c)(i) hereof and Additional Dividends on the Exchangeable Preferred Stock shall cease to be payable.

                  (d)   Liquidation Preference.

                  (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders of shares of Exchangeable Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the liquidation preference for each share outstanding, plus, without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding up) before any payment shall be made or any assets distributed to the holders of any of the Junior Stock including, without limitation, common stock of the Corporation. Except as provided in the preceding sentence, Holders of Exchangeable Preferred Stock shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Exchangeable Preferred Stock and all Parity Stock, then the holders of all such shares shall share equally and ratably in such distribution of assets in proportion to the full liquidation preference to which each is entitled until such preferences are paid in full, and then in proportion to their respective amounts of accumulated but unpaid dividends.

                  (ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

                  (e)   Redemption.

                  (i) Optional Redemption. (A) The Corporation may, at the option of the Board of Directors, redeem at any time on or after March 15, 2002, subject to contractual and other restrictions with respect thereto and to the extent of funds legally available therefor, in whole or in part, in the manner provided for in paragraph (e)(iii) hereof, any or all of the shares of the Exchangeable Preferred Stock, at the

                                           7
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         redemption  prices (expressed as a percentage of the liquidation preference) set forth below plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Optional Redemption Price") if redeemed during the 12-month period beginning March 15 of each of the years set forth below:

               Year                                         Percentage
               ----                                         ----------

               2002..................................        105.625%
               2003..................................        104.219%
               2004..................................        102.813%
               2005..................................        101.406%
               2006 and thereafter...................        100.000%

         provided that no redemption pursuant to this paragraph (e)(i)(A) shall be authorized or made unless prior thereto full accumulated and unpaid dividends are declared and paid in full, or declared and a sum in cash set apart sufficient for such payment, on the Exchangeable Preferred Stock for all Dividend Periods terminating on or prior to the Redemption Date.

                    (B) In the event of a redemption pursuant to para graph
         (e)(i)(A) hereof of only a portion of the then outstanding shares of the Exchangeable Preferred Stock, the Corporation shall effect such redemption on a pro rata basis according to the number of shares held by each Holder of the Exchangeable Preferred Stock, except that the Corporation may redeem such shares held by Holders of fewer than ten shares (or shares held by Holders who would hold less than ten shares as a result of such redemption), as may be determined by the Corporation.

                  (ii) Mandatory Redemption. On March 15, 2009, the Corporation shall redeem, subject to contractual and other restrictions with respect thereto and to the extent of funds legally available therefor, in the manner provided for in paragraph (e)(iii) hereof, all of the shares of the Exchangeable Preferred Stock then outstanding at a redemption price equal to 100% of the liquidation preference per share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to

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         the  Redemption Date to the Redemption Date) (the "Mandatory Redemption
         Price").

                  (iii) Procedures for Redemption. (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for any redemption of the Exchangeable Preferred Stock, written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Exchangeable Preferred Stock at such Holder's address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Exchangeable Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

                    (1)  whether the redemption is pursuant to paragraph
                  (e)(i)(A) or (e)(ii) hereof;

                    (2) the Optional Redemption Price or the Mandatory Redemption Price, as the case may be;

                    (3) whether all or less than all the outstanding shares of the Exchangeable Preferred Stock are to be redeemed and the total number of shares of the Exchangeable Preferred Stock being redeemed;

                    (4)  the date fixed for redemption;

                    (5) that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Exchangeable Preferred Stock to be redeemed; and

                    (6) that dividends on the shares of the Exchangeable Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Optional Redemption Price or the Mandatory Redemption Price, as the case may be.

                    (B) Each Holder of Exchangeable Preferred Stock shall surrender the certificate or certificates representing such shares of Exchangeable Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as

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         determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price or Mandatory Redemption Price, as the case may be, for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                    (C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the applicable redemption price, dividends on the Exchangeable Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the Holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the Optional Redemption Price or the Mandatory Redemption Price, as the case may be, without interest; provided, however, that if a notice of redemption shall have been given as provided in paragraph (iii)(A) above and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been irrevocably deposited in trust for the equal and ratable benefit for the Holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set aside, the Holders of the shares to be redeemed shall cease to be stockholders of the Corporation and shall be entitled only to receive the Optional Redemption Price or the Mandatory Redemption Price, as the case may be, without interest.

                  (f)   Voting Rights.

                  (i) The Holders of Exchangeable Preferred Stock, except as otherwise required under Delaware law or as set forth in paragraphs
         (ii), (iii) and (iv) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

                  (ii) (A) So long as any shares of the Exchangeable Preferred Stock are outstanding, the Corporation shall not authorize any class of Parity Stock without the affirmative vote or consent of Holders of at least a majority of the then outstanding shares of Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class,

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         given in person  or by proxy, either in writing or by resolution adopted at an annual or special meeting; provided, however, that no such vote or consent shall be necessary in connection with (i) issuance of additional shares of Exchangeable Preferred Stock pursuant to the provisions of paragraph (c) of this Certificate of Designation, or (ii) the authorization of the Exchange Preferred Stock and/or the Private Exchange Preferred Stock.

                    (B) So long as any shares of the Exchangeable Preferred Stock are outstanding, the Corporation shall not authorize any class of Senior Stock without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                    (C) So long as any shares of the Exchangeable Preferred Stock are outstanding, the Corporation shall not amend this Certificate of Designation so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of Exchangeable Preferred Stock without the affirmative vote or consent of Holders of at least a majority of the issued and outstanding shares of Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                    (D) Prior to the exchange of Exchangeable Preferred Stock for Exchange Debentures, the Corporation shall not amend or modify the Indenture for the Exchange Debentures in the form as executed on the Issue Date (the "Indenture") (except as expressly provided therein in respect of amendments without the consent of holders of Exchange Debentures) without the affirmative vote or consent of Holders of at least a majority of the shares of Exchangeable Preferred Stock then outstanding, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                    (E) Except as set forth in paragraphs (f)(ii)(A), (f)(ii)(B) and (f)(ii)(C) above, (x) the creation, authorization or issuance of any shares of any Junior Stock, Parity Stock or Senior Stock or (y) the increase or decrease in the amount of authorized Capital Stock of any class, including Preferred Stock, shall not require the consent of

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         Holders of Exchangeable Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders of Exchangeable Preferred Stock.

                  (iii) Without the affirmative vote or consent of Holders of a majority of the issued and outstanding shares of Exchangeable Preferred Stock, voting or consenting, as the case may be, as a separate class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or adopt a plan of liquidation unless: (A) either (1) the Corporation is the surviving or continuing Person or (2) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Corporation substantially as an entirety or in the case of a plan of liquidation, the Person to which assets of the Corporation have been transferred, shall be a corporation, partnership or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia;
         (B) if the Corporation is not the surviving Person, the Exchangeable Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person, having in respect of such successor, transferee or resulting Person the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Exchangeable Preferred Stock had immediately prior to such transaction; (C) immediately after giving effect to such transaction and the use of the proceeds therefrom (on a pro forma basis, including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with such transaction), the Corporation (in the case of clause (1) of the foregoing clause (A)) or such Person (in the case of clause (2) of the foregoing clause (A)) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under paragraph (l)(i) hereof; (D) immediately after giving effect to such transactions, no Voting Rights Triggering Event shall have occurred or be continuing; and (E) such surviving Person shall have delivered to the Transfer Agent prior to the consummation of the proposed transaction an Officers'
         Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the terms hereof and that all conditions precedent herein relating to such transaction have been satisfied.

                  For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Corporation shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.

                  (iv) (A) If (1) after March 15, 2002 cash dividends on the Exchangeable Preferred Stock are in arrears and unpaid for three or more semi-annual Dividend Periods (whether or not consecutive) (a "Dividend Default"); (2) the Corporation fails to redeem all of the then outstanding shares of Exchangeable Preferred Stock on or before March 15, 2009 or otherwise fails to discharge any redemption obligation with respect to the Exchangeable Preferred Stock; (3) the Corporation fails to make a Change of Control Offer (whether pursuant to the terms of paragraph (h)(v) or otherwise) following a Change of Control occurring on or after July 2, 2001 if such Change of Control Offer is required by paragraph (h) hereof or fails to purchase shares of Exchangeable Preferred Stock from Holders who elect to have such shares purchased pursuant to the Change of Control Offer; (4) the Corporation breaches or violates one of the provisions set forth in any of paragraphs (l)(i), (l)(ii), (1)(iii) or (l)(iv) hereof and the breach or violation continues for a period of 30 days or more after the Corporation receives notice thereof specifying the default from the holders of at least 25% of the shares of Exchangeable Preferred Stock then outstanding or (5) the Corporation fails to pay at the final stated maturity (giving effect to any extensions thereof and applicable grace periods) the principal amount of any Indebtedness of the Corporation or any Subsidiary of the Corporation, or the final stated maturity of any such Indebtedness is accelerated, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof and applicable grace periods) or that has been accelerated, aggregates $5,000,000 or more at one time, in each case, after a 10-day period during which such default shall not have been cured or such acceleration rescinded, then in the case of any of clauses (1)-(5) the number of directors constituting the Board of Directors shall be adjusted by the number, if any, necessary to permit the Holders of Exchangeable Preferred Stock, voting separately and as one class, to elect the lesser of two directors or that number of directors constituting at least 25% of the Board of Directors. Each such event described in clauses (1), (2), (3), (4) and (5) is a "Voting Rights Triggering Event." Holders of a majority of the issued and outstanding shares of Exchangeable Preferred Stock, voting separately and as one class, shall have the exclusive right to elect the lesser of two directors or 25% of the members of the Board of Directors at a meeting therefor called following the occurrence of such Voting Rights Triggering Event, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders of the Exchangeable Preferred Stock expire (other than as described in (f)(iv)(B) below); provided, that, in the event more than one of the above Voting Rights Triggering Events occurs, at the same or at different times, the maximum number of directors that such Holders shall be entitled to elect is the lesser of 2 directors and that number of directors constituting 25% of the Board of Directors. The voting rights provided herein shall be the exclusive remedy at law or in equity of the holders of the Exchangeable Preferred Stock for any Voting Rights Triggering Event.

                    (B) The right of the Holders of Exchangeable Preferred Stock voting together as a separate class to elect members of the Board of Directors as set forth in subparagraph (f)(iv)(A) above shall continue until such time as (x) in the event such right arises due to a Dividend Default, all accumulated dividends that are in arrears on the Exchangeable Preferred Stock are paid in full in cash; and (y) in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is cured or waived by the holders of at least a majority of the shares of Exchangeable Preferred Stock then outstanding and entitled to vote thereon, at which time (1) the right of the Holders of Exchangeable Preferred Stock so to vote as a class for the election of directors and (2) the term of office of the directors elected by the Holders of the Exchangeable Preferred Stock shall each terminate and the directors elected by the holders of Common Stock or Capital Stock (other than the Exchangeable Preferred Stock) shall constitute the entire Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders of Exchangeable Preferred Stock pursuant to paragraph
         (f)(iv) hereof, or if vacancies shall
         exist in the offices of directors elected by the Holders of Exchangeable Preferred Stock, a proper officer of the Corporation may, and upon the written request of the Holders of record of at least twenty-five percent (25%) of the shares of Exchangeable Preferred Stock then outstanding addressed to the secretary of the Corporation shall, call a special meeting of the Holders of Exchangeable Preferred Stock, for the purpose of electing the directors which such Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within twenty (20) days after personal service of said written request upon the secretary of the Corporation, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then the Holders of record of at least twenty-five percent (25%) of the outstanding shares of Exchangeable Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any Holder of Exchangeable Preferred Stock so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

                    (C) At any meeting held for the purpose of electing directors at which the Holders of Exchangeable Preferred Stock shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in person or by proxy of the Holders of at least a majority of the outstanding shares of Exchangeable Preferred Stock shall be required to constitute a quorum of such Exchangeable Preferred Stock.

                    (D) Subject to subparagraph (f)(iv)(B), any vacancy occurring in the office of a director elected by the Holders of Exchangeable Preferred Stock may be filled by the remaining directors elected by the Holders of Exchangeable Preferred Stock unless and until such vacancy shall be filled by the Holders of Exchangeable Preferred Stock.

                    (v) In any case in which the Holders of Exchangeable Preferred Stock shall be entitled to vote pursuant to this paragraph
         (f) or pursuant to Delaware law, each Holder of Exchangeable Preferred

         Stock entitled to vote with respect to such matter shall be entitled to one vote for each share of Exchangeable Preferred Stock held.

                    (vi) Notwithstanding anything in this paragraph (f) to the contrary, in the event that, at the time any vote is taken or required to be taken pursuant to this paragraph (f), any shares of Private Exchange Preferred Stock or Exchange Preferred Stock are outstanding (the "Other Preferred Stock"), (A) the Holders of the Exchangeable Preferred Stock then outstanding shall vote as one class with the holders of such Other Preferred Stock for purposes of subparagraphs
         (ii) (other than (ii)(C)), (iii) and (iv) of this paragraph (f) as if the holders of such Other Preferred Stock were Holders of Exchangeable Preferred Stock (it being understood that the Holders of the Exchangeable Preferred Stock shall not be entitled to a separate class vote for purposes of this paragraph (f) (other than subparagraph
         (ii)(C)) in the event there are any shares of Other Preferred Stock outstanding).

                  (g)   Exchange.

                  (i) Requirements. The outstanding shares of Exchangeable Preferred Stock are exchangeable as a whole but not in part, at the option of the Corporation, on any Dividend Payment Date occurring after the earlier of (i) July 2, 2001 and (ii) the date on which all of the Existing Notes have been redeemed, only if and only to the extent permitted by and subject to the terms and conditions of any Indebtedness of the Corporation then outstanding, at any time on any Dividend Payment Date for the Corporation's 11-1/4% Subordinated Exchange Debentures due 2009 (the "Exchange Debentures") to be substantially in the form of Exhibit A to the form of Indenture, a copy of which is on file with the secretary of the Corporation; provided that any such exchange may only be made if on or prior to the date of such exchange (i) the Corporation has paid (or is deemed to have paid) all accumulated dividends on the Exchangeable Preferred Stock (including the dividends payable on the date of exchange) out of legally available funds therefor and there shall be no contractual impediment to such exchange; and (ii) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Indenture) would exist under the Indenture and no default or event of default would exist under the Credit Agreement. The exchange rate shall be $1.00 principal amount of Exchange Debentures for each $1.00 of liquidation preference of Exchangeable Preferred Stock, including, to the extent necessary, Exchange Debentures in principal amounts less than $1,000, provided that the Corporation shall have the right, at its option, to pay cash in an amount equal to the principal amount of that portion of any Exchange Debenture that is not an integral multiple of $1,000 instead of delivering an Exchange Debenture in a denomination of less than $1,000.

                    (ii) Procedure for Exchange. (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for exchange, written notice (the "Exchange Notice") shall be given by first-class mail, postage prepaid, to each Holder of record on the record date fixed for such exchange of the Exchangeable Preferred Stock at such Holder's address as the same appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the exchange of any shares of Exchangeable Preferred Stock to be exchanged except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Exchange Notice shall state:

                        (1)  the date fixed for exchange;

                        (2)  that the Holder is to surrender to the
                  Corporation, in the manner and at the place or places designated, his certificate or certificates representing the shares of Exchangeable Preferred Stock to be exchanged;

                        (3) that dividends on the shares of Exchangeable Preferred Stock to be exchanged shall cease to accrue on such Exchange Date whether or not certificates for shares of Exchangeable Preferred Stock are surrendered for exchange on such Exchange Date unless the corporation shall default in the delivery of Exchange Debentures; and

                        (4) that interest on the Exchange Debentures shall accrue from the Exchange Date whether or not certificates for shares of Exchangeable Preferred Stock are surrendered for exchange on such Exchange Date.

                    (B) On or before the Exchange Date, each Holder of Exchangeable Preferred Stock shall surrender the certificate or certificates representing such shares of Exchangeable Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Corporation shall cause the Exchange Debentures to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of Exchangeable Preferred Stock so exchanged, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), such shares shall be exchanged by the Corporation into Exchange Debentures. The Corporation shall pay interest on the Exchange Debentures at the rate and on the dates specified therein from the Exchange Date.

                    (C) If notice has been mailed as aforesaid, and if on or before the Exchange Date specified in such notice (1) the Indenture shall have been duly executed and delivered by the Corporation and the trustee thereunder and (2) all Exchange Debentures necessary for such exchange shall have been duly executed by the Corporation and delivered to the trustee under the Indenture with irrevocable instructions to authenticate the Exchange Debentures necessary for such exchange, then dividends will cease to accrue on the outstanding shares of Exchangeable Preferred Stock and the rights of the Holders of Exchangeable Preferred Stock so exchanged as stockholders of the Corporation shall cease (except the right to receive Exchange Debentures, an amount in cash, to the extent applicable, equal to the amount of accumulated and unpaid dividends to the Exchange Date and, if the Corporation so elects, cash in lieu of any Exchange Debenture not an integral multiple of $1,000), and the Person or Persons entitled to receive the Exchange Debentures issuable upon exchange shall be treated for all purposes as the registered Holder or Holders of such Exchange Debentures as of the Exchange Date.

                  (iii) No Exchange in Certain Cases. Notwithstanding the foregoing provisions of this paragraph (g), the Corporation shall not be entitled to exchange the Exchangeable Preferred Stock for Exchange Debentures if such exchange, or any term or provision of the Indenture or the Exchange Debentures, or the performance of the Corporation's obligations under the Indenture or the Exchange Debentures, shall materially violate or conflict with any applicable law or agreement or instrument then binding on the Corporation or if, at the time of such exchange, the Corporation is insolvent or if it would be rendered insolvent by such exchange.

                  (h)   Change of Control.

                  (i) In the event of a Change of Control occurring on or after July 2, 2001 (the date of such occurrence being the "Change of Control Date"), the Corporation shall, only if and only to the extent permitted by any Indebtedness of the Corporation then outstanding, notify the Holders of the Exchangeable Preferred Stock in writing of such occurrence and shall make an offer to redeem all then outstanding shares of Exchangeable Preferred Stock at a redemption price of 101% of the liquidation preference thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share

         (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Change of Control Payment Date to the Change of Control Payment Date). In addition, upon the occurrence of a Change of Control occurring prior to July 2, 2001, the Corporation will have the option to offer to redeem the Exchangeable Preferred Stock, in whole but not in part, at a redemption price equal to 101% of the principal amount thereof, plus, without duplication, accumulated and unpaid dividends to the Change of Control Payment Date. If the Corporation does not make an offer to redeem all of the outstanding Exchangeable Preferred Stock upon a Change of Control, the annual dividend rate on the Exchangeable Preferred Stock will increase by 4% over the then-applicable annual dividend rate. Any offer to redeem the Exchangeable Preferred Stock upon a Change of Control as provided in the paragraph (h)(i) shall constitute a "Change of Control Offer."

                  (ii) To effect a Change of Control Offer within 30 days following the Change of Control Date, the Corporation shall send, by first class mail, postage prepaid, a notice to each Holder of Exchangeable Preferred Stock at such Holder's address as it appears on the stock books of the Corporation, which notice shall govern the terms of the Change of Control Offer. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Exchangeable Preferred Stock pursuant to the Change of Control Offer. Such notice shall state:

                    (A) that a Change of Control has occurred, that the
                  Change of Control Offer is being made pursuant to this paragraph (h) and that all Exchangeable Preferred Stock validly tendered and not withdrawn will be accepted for payment;

                    (B) the redemption price (including the amount of
                  accrued dividends, if any) and the redemption date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law) (the "Change of Control Payment Date");

                    (C) that any shares of Exchangeable Preferred
                  Stock not tendered will continue to accrue dividends;

                    (D) that, unless the Corporation defaults in making
                  payment therefor, any share of Exchangeable Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends after the Change of Control Payment Date;

                    (E) that Holders electing to have any shares of
                  Exchangeable Preferred Stock redeemed pursuant to a Change of

                  Control Offer will be required to surrender the certificate or certificates representing such shares, properly endorsed for transfer together with such customary documents as the Corporation and the transfer agent may reasonably require, in the manner and at the place specified in the notice prior to the close of business on the Business Day prior to the Change of Control Payment Date;

                    (F) that Holders will be entitled to withdraw their
                  election if the Corporation receives, not later than five Business Days prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the number of shares of Exchangeable Preferred Stock the Holder delivered for redemption and a statement that such Holder is withdrawing his election to have such shares of Exchangeable Preferred Stock redeemed;

                    (G) that Holders whose shares of Exchangeable
                  Preferred Stock are redeemed only in part will be issued a new certificate representing the unpurchased shares of Exchangeable Preferred Stock; and

                    (H) the circumstances and relevant facts regarding
                  such Change of Control.

                  (iii) The Corporation will comply with any securities laws and regulations, to the extent such laws and regulations are applicable to the redemption of the Exchangeable Preferred Stock, in connection with a Change of Control Offer.

                  (iv) On the Change of Control Payment Date, the Corporation shall (A) accept for payment the shares of Exchangeable Preferred Stock validly tendered pursuant to the Change of Control Offer, (B) pay to the Holders of shares so accepted the redemption price therefor in cash and (C) cancel and retire each surrendered certificate. Unless the Corporation defaults in the payment for the shares of Exchangeable Preferred Stock tendered pursuant to the Change of Control Offer, dividends shall cease to accrue with respect to the shares of Exchangeable Preferred Stock tendered and all rights of Holders of such tendered shares shall terminate, except for the right to receive payment therefor, on the Change of Control Payment Date.

                  (v) If the redemption of the Exchangeable Preferred Stock would violate or constitute a default or be otherwise prohibited under any Indebtedness of the Corporation then outstanding, then, notwithstanding anything to the contrary contained above, prior to complying with the foregoing provisions, but in any event within 30 days following the Change of Control Date, the Corporation shall either

         (A) repay in full all such Indebtedness (and terminate all commitments) or (B) obtain the requisite consents, if any, under such Indebtedness required to permit the redemption of Exchangeable Preferred Stock required by this paragraph (h). Until the requirements of the immediately preceding sentence are satisfied, the Corporation shall not make, and shall not be obligated to make, any Change of Control Offer; provided that the Corporation's failure to comply with the provisions of this paragraph (h)(v) shall constitute a Voting Rights Triggering Event; provided, further, that the Corporation shall not be required to comply with the provisions of this paragraph (h)(v) in connection with a Change of Control occurring prior to July 2, 2001, except in connection with an optional offer to redeem the Exchangeable Preferred Stock pursuant to the second sentence of paragraph (h)(i).

                  (i) Conversion or Exchange. The Holders of shares of Exchangeable Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation other than the Exchange Preferred Stock and the Private Exchange Preferred Stock.

                  (j) Reissuance of Exchangeable Preferred Stock. Shares of Exchangeable Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock, provided that any issuance of such shares as Exchangeable Preferred Stock must be in compliance with the terms hereof.

                  (k) Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

                  (l)   Certain Additional Provisions.

                  (i) Limitation on Incurrence of Additional Indebtedness. The Corporation shall not, and shall not permit any Restricted Subsidiary of the Corporation to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) other than Permitted Indebtedness. Notwithstanding the foregoing limitation, the Corporation and its Restricted Subsidiaries may incur Indebtedness if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence of such Indebtedness, the Consolidated Fixed Charge Coverage Ratio of the Corporation and its Restricted Subsidiaries is at least equal to
         2.0 to 1.0.

                  (ii) Limitation on Restricted Payments. (a) The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment and immediately after giving effect thereto:


                       (i) any Voting Rights Triggering Event shall have occurred and be continuing; or

                       (ii) the Corporation could not incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph 1(i);
                       or

                       (iii) the aggregate amount of Restricted Payments made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the Board of Directors of the Corporation, whose determination shall be conclusive) exceeds the sum of (a) 50% of the aggregate Consolidated Net Income of the Corporation accrued on a cumulative basis during the period (treated as one accounting period) beginning on the last day of the fiscal quarter immediately preceding the Issue Date and ending on the last day of the fiscal quarter of the Corporation immediately preceding the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income of the

                       Corporation for such period shall be a deficit, minus 100% of such deficit) plus (b) the aggregate net proceeds received by the Corporation either (1) as capital contributions to the Corporation after the Issue Date, excluding any capital contributions pursuant to the Tax Sharing Agreement or (2) from the issuance or sale of Qualified Capital Stock (including Qualified Capital Stock issued upon the conversion of convertible Indebtedness, in exchange for outstanding Indebtedness or from the exercise of options, warrants or rights to purchase Qualified Capital Stock) of the Corporation to any Person (other than to a Restricted Subsidiary of the Corporation) after the Issue Date plus (c) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date (excluding any Investment made pursuant to clause
                       (4) of the following paragraph), an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, less the cost of the disposition of such Investment minus (d) 20% of all cash payments made pursuant to the New Equity Incentive Plan. For purposes of the preceding clause (iii)(b)(2), the value of the aggregate net proceeds received by the Corporation upon the issuance of Qualified Capital Stock either upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness or upon the exercise of options, warrants or rights will be the net cash proceeds received upon the issuance of such Indebtedness, options, warrants or rights plus the incremental amount received by the Corporation upon the conversion, exchange or exercise thereof.

                    (b) Notwithstanding the foregoing, these provisions will not prohibit: (1) the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if such dividend or distribution would have been permitted on the date of declaration; (2) the purchase, redemption or other acquisition or retirement of any Capital Stock of the Corporation or any warrants, options or other rights to acquire shares of any class of such Capital Stock (x) solely in exchange for shares of Qualified Capital Stock (including any such exchange pursuant to a conversion right or privilege in connection with which cash paid in lieu of fractional shares or scrip), (y) through the application of the net cash proceeds of a substantially concurrent sale (other than to a Restricted Subsidiary of the Corporation) of shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock or
         (z) in the case of Disqualified Capital Stock, solely in exchange for, or through the application of the net cash proceeds of a substantially concurrent sale (other than to a Restricted Subsidiary of the Corporation) of, Disqualified Capital Stock that has a redemption date no earlier than, is issued by the Corporation or the same Person as and requires the payment of current dividends or distributions in cash no earlier than, in each case, the Disqualified Capital Stock being purchased, redeemed or otherwise acquired or retired and which Disqualified Capital Stock does not prohibit cash dividends on the Exchangeable Preferred Stock or the exchange thereof for Exchange Debentures; (3) payments by the Corporation to Lancer pursuant to the Tax Sharing Agreement; (4) Investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale; and (5) guarantees in respect of Indebtedness incurred by officers or employees of the Corporation or any Restricted Subsidiary in the ordinary course of business and payments in discharge thereof in an amount not to exceed $500,000 in any fiscal year.

                  (iii) Limitation on Transactions with Affiliates. (a) The Corporation shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate or holder of 10% or more of the Corporation's Common Stock (an "Affiliate Transaction") or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Issue Date unless (i) such

         Affiliate Transaction is between or among the Corporation and its Wholly-Owned Restricted Subsidiaries; or (ii) the terms of such Affiliate Transaction are fair and reasonable to the Corporation or such Restricted Subsidiary, as the case may be, and the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by the Corporation or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties. Any Affiliate Transaction involving an amount or having a value in excess of $1.0 million which is not permitted under clause (i) above shall have been approved by a majority of the Corporation's Board of Directors. In transactions with a value in excess of $5.0 million which are not permitted under clause (i) above, the Corporation must obtain a written opinion as to the fairness of such a transaction from an independent investment banking firm.

              (b) The foregoing provisions will not apply to (i) any Restricted Payment that is not prohibited by the provisions described under paragraph (1)(ii), (ii) payments to Lancer under the Tax Sharing Agreement, (iii) payments to participants in the Equity Participation Plan in an amount not exceeding $1.32 million in any fiscal year and $5.28 million in the aggregate, (iv) reasonable and customary regular fees to directors of the Corporation who are not employees of the Corporation, (v) loans or advances to officers of the Corporation and its Restricted Subsidiaries for bona fide business purposes of the Corporation in the ordinary course of business, (vi) royalty payments by the Corporation to T-H Licensing pursuant to that certain letter agreement dated as of December 29, 1989 between the Corporation and T-H Licensing (as such agreement may be amended from time to time pursuant to its terms), provided that any such payment (less any amounts permitted to be retained by T-H Licensing pursuant to the Credit Agreement) is returned to the Corporation as a loan within sixty days after receipt of such payment by T-H Licensing, (vii) payments or distributions to participants in the New Equity Incentive Plan pursuant to the terms thereof, (viii) payments of the Corporation's allocated portion of the Lancer consolidated group's corporate expenses and fees to Lancer or any Affiliate of Lancer incurred in connection with Lancer's or any Affiliate of Lancer's performance of management consulting, monitoring and financial advisory services with respect to the Corporation and any Restricted Subsidiary in an amount not to exceed $2.0 million in any fiscal year (excluding amounts paid prior to the date hereof); provided, however, that notwithstanding anything to the contrary contained in the Certificate of Designation, the Corporation shall not be permitted to pay to Lancer or any Affiliate or Lancer any amount for such services in excess of the amount set forth in this clause (viii).

                    (iv) Limitation on Preferred Stock of Subsidiaries. The Corporation shall not permit any Restricted Subsidiary to issue any Preferred Stock (except to the Corporation or to a Restricted Subsidiary) or permit any Person (other than the Corporation or a Restricted Subsidiary) to hold any such Preferred Stock unless the Corporation or such Restricted

         Subsidiary would be entitled to incur or assume Indebtedness in compliance with paragraph (1)(i) in an aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock to be issued.

                    (v) Reports. So long as any shares of Exchangeable Preferred Stock are outstanding, the Corporation will provide to the holders of Exchangeable Preferred Stock, within 15 days after it files them with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Corporation files with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. In the event that the Corporation is no longer required to furnish such reports to its securityholders pursuant to the Exchange Act, the Corporation will cause its consolidated financial statements, comparable to those which would have been required to appear in such annual or quarterly reports, to be delivered to the Holders of Exchangeable Preferred Stock.

                  (m) Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

                  "Acquired Indebtedness" means Indebtedness of a Person (a) assumed in connection with an Asset Acquisition from such Person or (b) existing at the time such Person becomes a Subsidiary of any other Person.

                  "Additional Dividends" shall have the meaning ascribed to it in paragraph (c) hereof.

                  "Affiliate" means with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under common control with such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Affiliate Transaction" shall have the meaning ascribed to it in paragraph 1(iii) hereof.

                  "Asset Acquisition" means (i) an Investment by the Corporation or any Subsidiary of the Corporation in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Corporation or shall be merged with or into the Corporation or any Restricted Subsidiary of the Corporation or (ii) the acquisition by the Corporation or any Restricted Subsidiary of the Corporation of assets of any Person which constitute all or substantially all of the assets of such Person or any division or line of business of such Person.

                  "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition to any Person other than the Corporation or a Wholly-Owned Restricted Subsidiary of the Corporation, in one or a series of related transactions, of: (a) any Capital Stock of any Restricted Subsidiary of the Corporation; (b) all or substantially all of the properties and assets of any division or line of business of the Corporation or any Restricted Subsidiary of the Corporation; or (c) any properties or assets of the Corporation or a Restricted Subsidiary (including proprietary brand names, whether registered or otherwise) other than in the ordinary course of business (it being understood that the sale or lease of any used or obsolete equipment is in the ordinary course of business). For the purposes of this definition, the term "Asset Sale" shall not include (i) any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets that is governed by the provisions described under paragraph (f)(iii) and (ii) any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets, whether in one transaction or a series of related transactions, involving assets with a fair market value determined by the Corporation to be not in excess of $1,000,000.

                  "Board of Directors" shall have the meaning ascribed to it in the first paragraph of this Certificate of Designation.

                  "Business Day" means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

                  "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock including each class of common stock and preferred stock of such Person and (ii) with respect to any

         Person that is not a corporation, any and all partnership or other equity interests.

                  "Capitalized Lease Obligation" means any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP; and, for the purpose of this definition, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP consistently applied.

                  "Cash Equivalents" means, at any time, (i) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);
         (ii) certificates of deposit, time deposits, Eurodollar time deposits and bankers' acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Corporation organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's or at least an equivalent rating category of another nationally recognized securities rating agency; and (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the government of the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within 180 days from the date of acquisition; provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985.

                  "Change of Control" means the occurrence of any of the following events; (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Corporation; (b) the Corporation consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Corporation in any such event pursuant to a transaction in which the outstanding Voting Stock of the Corporation is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Corporation is converted into or exchanged for (1) Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee corporation or (2) cash, securities and other property in an amount which could be paid by the Corporation as a

         Restricted Payment under the Indenture and (ii) immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation; or (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or Persons whose election as directors or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Corporation then in office.

                  "Change of Control Date" shall have the meaning ascribed to it in paragraph (h) hereof.

                  "Change of Control Offer" shall have the meaning ascribed to it in paragraph (h) hereof.

                  "Change of Control Payment Date" shall have the meaning ascribed to it in paragraph (h) hereof.

                  "Commission" means the Securities and Exchange Commission.

                  "Common Stock" means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of, such Person's common stock, whether outstanding at the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

                  "Consolidated EBITDA" means, with respect to any Person for any period, (i) the sum of, without duplication, the amount for such period, taken as a single accounting period, of (a) Consolidated Net Income, (b) Consolidated Non-cash Charges, (c) Consolidated Interest Expense, (d) Consolidated Income Tax Expense and (e) all non-cash accruals or cash expenses relating to the New Equity Incentive Plan (to the extent such accruals or expenses reduce net income), less (ii) non-cash items increasing Consolidated Net Income (other than in the ordinary course of business); provided, however, that if, during such period, such Person or any of its Restricted Subsidiaries shall have consummated any Asset Sale or Asset Acquisition, Consolidated EBITDA for such Person and its Restricted Subsidiaries for such period shall be adjusted (in the manner set forth in the definition of the term

         "Consolidated Fixed Charge Coverage Ratio") to give pro forma effect to the Consolidated EBITDA directly attributable to the assets which are the subject of such Asset Sales or Asset Acquisitions during such period.

                  "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of the aggregate amount of Consolidated EBITDA of such Person for the four full fiscal quarters for which financial information in respect thereof is available immediately preceding the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the "Four Quarter Period") to the aggregate amount of Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to, without duplication, (a) the incurrence of any Indebtedness of such Person or any of its Restricted Subsidiaries, or the repayment of any Indebtedness of such Person or its Restricted Subsidiary (other than the incurrence and repayment of Indebtedness under a revolving credit facility) during the period commencing on the first day of the Four Quarter Period to and including the

         Transaction Date (the "Reference Period"), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation, as if such incurrence occurred on the first day of the Reference Period, and (b) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Reference Period, as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (i) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date, (ii) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Reference Period, (iii) notwithstanding clauses (i) and (ii) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by Interest Rate Agreements, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreement and (iv) interest on any Indebtedness incurred pursuant to a revolving credit facility shall be based on the average daily principal amount outstanding under such facility during such Four Quarter Period. In calculating the Consolidated Fixed Charge Coverage Ratio, and giving pro forma effect to any incurrence of Indebtedness during a Reference Period, pro forma effect shall be given to the use of proceeds thereof to permanently repay or retire Indebtedness. If such Person or any of its Restricted Subsidiaries directly or indirectly guaranteed Indebtedness of a third Person, the above clauses shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

                  "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period of (i) Consolidated Interest Expense and (ii) the aggregate amount of cash dividends and other distributions paid or accrued during such period in respect of Disqualified Capital Stock of such Person and its Restricted Subsidiaries on a consolidated basis; provided, however, that if, during such period, such Person or any of its Restricted Subsidiaries shall have made any Asset Sales or Asset Acquisitions, Consolidated Fixed Charges for such Person and its Restricted Subsidiaries for such period shall be adjusted (in the manner set forth in the definition of the term "Consolidated Fixed Charge Coverage Ratio") to give pro forma effect to the Consolidated Fixed Charges directly attributable to the assets which are the subject of such Asset Sales or Asset Acquisitions during such period.

                  "Consolidated Income Tax Expense" means, with respect to any Person for any period, the provision for federal, state, local and foreign income taxes of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP consistently applied.

                  "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, (i) the sum of (a) the interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP consistently applied, including, without limitation, (1) any amortization of debt discount, (2) the net cost under Interest Rate Agreements (including any amortization of discounts), (3) the interest portion of any deferred payment obligation which in accordance with GAAP is required to be reflected on an income statement, (4) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, and (5) all accrued interest and (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP consistently applied, minus

         (ii) any non-cash interest expense of the Corporation in respect of Permitted Indebtedness incurred in connection with the New Equity Incentive Plan, minus (iii) any amortization of deferred financing discount costs and expenses.

                  "Consolidated Net Income" means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period as determined in accordance with GAAP consistently applied adjusted (A) to the extent included in calculating such net income, by excluding, without duplication, (i) all extraordinary gains or losses (net of fees and expenses relating to the transaction giving rise thereto) and the non-recurring cumulative effect of accounting changes, (ii) the portion of net income (or loss) of such Person and its Restricted Subsidiaries allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by such Person or one of its Restricted Subsidiaries, (iii) net income (or loss) of any Person combined with such Person or one of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) one-time unusual non-cash charges, (v) any gain or loss realized upon the termination of any employee pension benefit plan, on an after-tax basis, (vi) gains or losses in respect of any Asset Sales by such Person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis, (vii) the net income of any Restricted Subsidiary of such Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders and (viii) the amount of any Consolidated Non-cash Charges of such Person attributable to the purchase method of accounting treatment in accordance with Accounting Principles Board Opinion No. 16 dated August 1970, entitled "Business Combinations" and (B) by adding, in the case of the Corporation, (i) without duplication, capital contributions made by Lancer to the Corporation pursuant to the Tax Sharing Agreement to the extent such capital contributions represent a return to the Corporation of amounts which had been included as income taxes in computing the Corporation's Consolidated Net Income and (ii) for purposes of determining the Corporation's ability to make Restricted Payments pursuant to paragraph l(2), 100% (without duplication) of all non-cash accruals or cash expenses relating to the New Equity Incentive Plan (to the extent such accruals or expenses reduce net income).

                  "Consolidated Non-cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses (including, without limitation, non-cash reserves and non-cash charges) of such Person and its Restricted Subsidiaries reducing Consolidated

         Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied.

                  "Credit Agreement" means (a) the GE Credit Agreement, together with all amendments, documents and instruments from time to time delivered in connection with the GE Credit Agreement (including, without limitation, any guaranty agreements and security documents), as in effect on the date hereof and, subject to the proviso to the next succeeding sentence, as the GE Credit Agreement and such other agreements, documents and instruments may be amended, amended and restated, renewed, extended, restructured, supplemented or otherwise modified from time to time, and (b) any credit agreement, loan agreement, note purchase agreement, indenture or other agreement, document or instrument refinancing, refunding or otherwise replacing the GE Credit Agreement or any other agreement deemed a Credit Agreement under clause (a) or (b) hereof, whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Credit Agreement" shall include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Agreement and all refundings, refinancings and replacements of any Credit Agreement, including any agreement (i) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Corporation and its Subsidiaries and their respective successors and assigns, and (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, provided that on the date thereof such Indebtedness would not be prohibited under the Indenture.

                  "Disqualified Capital Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, on or prior to March 15, 2009. Without limitation of the foregoing, Disqualified Capital Stock shall be deemed to include (i) any Preferred Stock of a Restricted Subsidiary of the Corporation, (ii) any Preferred Stock of the Corporation, with respect to either of which, under the terms of such Preferred Stock, by agreement or otherwise, such Restricted Subsidiary or the Corporation is obligated to pay current dividends or distributions in cash during the period prior to the redemption date of the Exchangeable Preferred Stock, and (iii) as long as the Exchangeable Preferred Stock remains outstanding, Senior Stock and Parity Stock. Notwithstanding anything in this definition to the contrary, Preferred Stock of the Corporation or any Restricted Subsidiary thereof that is issued with the benefit of provision requiring a change of control offer to be made for such Preferred Stock in the event of a change of control of the Corporation or Restricted Subsidiary, which provisions have substantially the same effect as paragraph (h), shall not be deemed to be Disqualified Capital Stock solely by virtue of such provisions.

                  "Dividend Payment Date" means March 15 and September 15 of each year; provided that the first Dividend Payment Date shall occur on September 15, 1997.

                  "Dividend Period" means the Initial Dividend Period and, thereafter, each semi-annual Dividend Period.

                  "Dividend Record Date" means March 1 and September 1 of each year; provided that the first Dividend Record Date shall occur on September 1, 1997.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

                  "Exchange Date" means a date on which shares of Exchangeable Preferred Stock are exchanged by the Corporation for Exchange Debentures.

                  "Exchange Debentures" shall have the meaning ascribed to it in paragraph (g) hereof.

                  "Exchange Notice" shall have the meaning ascribed to it in paragraph (g) hereof.

                  "Exchange Offer" means a registered offer to exchange any and all shares of the Exchangeable Preferred Stock for a like number of shares (with a liquidation preference equal to that of the surrendered shares) of another series of the Corporation's senior exchangeable preferred stock that has terms identical in all material respects to the Exchangeable

         Preferred Stock except that (i) the Exchange Preferred Stock shall have been registered pursuant to an effective registration statement under the Securities Act and the certificates therefor shall contain no restrictive legends thereon and (ii) the certificate of designation governing such Exchange Preferred Stock does not need to contain provisions with respect to Additional Dividends, including, without limitation, those contained in paragraph (c)(viii) hereof.

                  "Exchange Offer Registration Statement" means the registration statement filed by the Corporation with the Commission with respect to an Exchange Offer.

                  "Exchange Preferred Stock" means the series of the Corporation's exchangeable preferred stock publicly offered in exchange for the Exchangeable Preferred Stock.

                  "Exchangeable Preferred Stock" shall have the meaning ascribed to it in paragraph (a) hereof.

                  "Existing Notes" means the Corporation's 11-3/8% Senior Subordinated Notes due 2001.

                  "Existing Indenture" means the Indenture pursuant to which the Existing Notes were issued.

                  "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any successor thereto.

                  "GAAP" means generally accepted accounting principles in the United States set forth in the Statements of Financial Accounting Standards and Interpretations, Accounting Principles Board Opinions and AICPA Accounting Research Bulletins which are applicable as of the Issue Date.

                  "GE Credit Agreement" means the Credit Agreement, dated as of July 7, 1993, as amended from time to time, among the Corporation, T-H Licensing, Inc., as guarantor, the lenders named therein and General Electric Capital Corporation, as agent for such lenders.

                  "Holder" means a holder of shares of Exchangeable Preferred Stock as reflected in the stock books of the Corporation.

                  "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording (other than previously recorded), as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurable," and "incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming

         Indebtedness shall not be deemed an incurrence of such Indebtedness.

                  "Indebtedness" means, with respect to any Person, without duplication, (a) all liabilities of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit, banker's acceptance or other similar credit transaction, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such Person, (e) all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligations being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (f) all guarantees of Indebtedness referred to in this definition by such Person, (g) all Disqualified Capital Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends, (h) all obligations under or in respect of currency exchange contracts and Interest Rate Agreements of such Person and (i) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) through (h) above. For purposes hereof, (x) the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Disqualified Capital Stock, and (y) Indebtedness is deemed to be incurred pursuant to a revolving credit facility each time an advance is made thereunder; provided, however, that, with respect to the Corporation, Indebtedness referred to in this definition shall exclude all obligations of the Corporation to Lancer under the Tax Sharing Agreement and any liability for federal, state, local or other taxes owed or owing by the Corporation.


                  "Initial Dividend Period" means the dividend period commencing on the Issue Date and ending on September 15, 1997.

                  "Indenture" shall have the meaning ascribed to it in paragraph (f) hereof.

                  "Interest Rate Agreement" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

                  "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit, guarantee or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person.

                  "Issue Date" means the date of original issuance of the Exchangeable Preferred Stock.

                  "Junior Stock" shall have the meaning ascribed to it in paragraph (b) hereof.

                  "Lancer" means Lancer Industries Inc., a Delaware corporation.

                  "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

                  "Mandatory Redemption Price" shall have the meaning ascribed to it in paragraph (e) hereof.

                  "Moody's" means Moody's Investors Services, Inc. and its successors.

                  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Corporation or any Restricted Subsidiary of the Corporation net of (i) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid and which have been paid, or amounts required to be pledged and which are pledged to secure Indebtedness owed to any Person (other than the Corporation or any Restricted Subsidiary of the Corporation) owning a beneficial interest in the assets subject to the Asset Sale (which, in the case of a Lien, is being pledged to permanently reduce Indebtedness secured by such
         Lien) and (iv) appropriate amounts to be provided by the Corporation or any Restricted Subsidiary of the Corporation, as the case may be, as a reserve required in accordance with GAAP consistently applied against any liabilities associated with such Asset Sale and retained by the Corporation or any Restricted Subsidiary of the Corporation, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Transfer Agent.

                  "New Equity Incentive Plan" means any long-term incentive compensation plan adopted by the Corporation covering the Corporation's executives and selected other key management employees.

                  "Officers' Certificate" means a certificate signed by two officers or by an officer and either an Assistant Treasurer or an Assistant Secretary of the Corporation which certificate shall include a statement that, in the opinion of such signers all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. In addition, such certificate shall include (i) a statement that the signatories have read the relevant covenant or condition, (ii) a brief statement of the nature and scope of such examination or investigation upon which the statements are based, (iii) a statement that, in the opinion of such signatories, they have made such examination or investigation as is reasonably necessary to express an informed opinion and (iv) a statement as to whether or not, in the opinion of the signatories, such relevant conditions or covenants have been complied with.

                  "Opinion of Counsel" means an opinion of counsel that, in such counsel's opinion, all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. Such opinion shall also include the statements called for in the second sentence under "Officers' Certificate".


                  "Optional Redemption Price" shall have the meaning ascribed to it in paragraph (e)(i) hereof.

                  "Parity Stock" shall have the meaning ascribed to it in paragraph (b) hereof.

                  "Permitted Holders" means (i) Lancer and its Affiliates and
         (ii) any "group" (as such term is defined in Sections 13(d) and 14(d) of the Exchange Act) comprised solely of Lancer and its Affiliates (it being understood that a "group" that includes any other person shall not be a Permitted Holder).

                  "Permitted Indebtedness" means each and all of the following:

                  (1) Indebtedness of the Corporation or any guarantor under the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $58,000,000, less the amount of any scheduled principal payments actually made (excluding, without limitation, any prepayments required to be made based upon the Corporation's excess cash flow) or the amount of any other payments which are applied or credited against scheduled principal payments on the date such scheduled principal payments would otherwise have been made (except to the extent refinanced under a replacement Credit Agreement at the time of the respective repayment) by the Corporation or any guarantor in respect of any term loans under the Credit Agreement and the amount by which the aggregate commitment under any revolving credit facility under the Credit Agreement at any time has been permanently reduced to the extent that any repayments required to be made in connection with effecting such permanent reduction have been made (it being understood that to the extent a reduction in commitments under any revolving credit facility under the Credit Agreement arises solely in connection with a refinancing of outstanding amounts under such revolving credit facility with borrowings under a replacement Credit Agreement and the commitments under the Credit Agreement are thereby replaced with commitments under such replacement Credit Agreement such a permanent reduction shall not have occurred); provided, however, that the Corporation or any such guarantor shall be permitted to incur an additional amount of Indebtedness not to exceed $15,000,000 under its revolving credit facility if the borrowing base requirement under such facility permits such incurrence and (y) the amount equal to the sum of 80% of the net book value of accounts receivable and 60% of the net book value of inventory (determined on a first-in-first-out basis) of the Corporation and its Restricted Subsidiaries on a consolidated basis at the time such Indebtedness is incurred, as determined in accordance with GAAP;

                  (2) Indebtedness of the Corporation and its Restricted Subsidiaries pursuant to the Existing Notes and the Existing Indenture;


                  (3) Indebtedness of the Corporation and its Restricted Subsidiaries pursuant to the Exchange Debentures and the Indenture;

                  (4) Indebtedness of the Corporation outstanding on the Issue Date;

                  (5) Interest Rate Agreements of the Corporation covering Indebtedness of the Corporation; provided, however, that (i) any Indebtedness to which any such Interest Rate Agreement relate bears interest at fluctuating interest rates and is otherwise permitted to be incurred under this covenant and (ii) the notional amount of any such Interest Rate Agreement does not exceed the principal amount of the Indebtedness to which such Interest Rate Agreement relates;

                  (6) Indebtedness of a Wholly-Owned Restricted Subsidiary of the Corporation (x) to the Corporation or (y) to another Wholly-Owned Restricted Subsidiary of the Corporation; provided, however, that any such Indebtedness of a Wholly-Owned Restricted Subsidiary of the Corporation is not subordinated in right of payment to any other Indebtedness of such Restricted Subsidiary;

                  (7) Indebtedness of the Corporation to a Wholly-Owned Restricted Subsidiary of the Corporation which is unsecured and subordinated in right of payment from and after such time as the Exchange Debentures shall become due and payable (whether at a Stated Maturity, by acceleration or otherwise) to the payment and performance of the Corporation's obligations under the Indenture and the Exchange Debentures; provided, however, that any subsequent issuance or transfer of Capital Stock that results in such Wholly-Owned Restricted Subsidiary ceasing to be such, or any subsequent transfer of such Indebtedness (other than to the Corporation or a Wholly-Owned Restricted Subsidiary) will be deemed, in each case, to constitute the issuance of such Indebtedness by the Corporation or of such Indebtedness by such Wholly-Owned Restricted Subsidiary;

                  (8) Indebtedness of the Corporation to T-H Licensing arising in connection with the loans described in clause (vi) of paragraph 1(iii)(b);

                  (9) Indebtedness of the Corporation representing Capitalized Lease Obligations so long as such Indebtedness does not exceed 6.0% of the amount of the gross property, plant and equipment of the Corporation and its Restricted Subsidiaries determined on a consolidated basis, as shown on the balance sheet of the Corporation as of the end of the most recent fiscal quarter, in accordance with GAAP consistently applied;

                  (10) Indebtedness of the Corporation or any Restricted

         Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within 5 business days of incurrence;

                  (11) Indebtedness of the Corporation or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets permitted under the Indenture;

                  (12) Indebtedness of the Corporation in addition to that described in clauses (1) through (11) above not to exceed $20,000,000 outstanding at any time in the aggregate, which Indebtedness may be incurred under the Credit Agreement; or

                  (13) (i) Indebtedness of the Corporation, the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of the Corporation (including all or a portion of the Exchange Debentures) or any of its Restricted Subsidiaries and (ii) Indebtedness of any Restricted Subsidiary of the Corporation the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of such Restricted Subsidiary; provided, however, that (A) the principal amount of Indebtedness incurred pursuant to this clause (13) (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness) shall not exceed the sum of the principal amount of Indebtedness so refinanced (or, if the Indebtedness so refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness plus any accretion value attributable thereto since the original issuance of such Indebtedness) plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such Indebtedness or the amount of any premium reasonably determined by the Corporation as necessary to accomplish such refinancing by means of a tender offer or privately negotiated purchase, plus the amount of expenses in connection therewith and (B) in the case of any refinancing of Indebtedness that is not Senior Debt, (1) such new Indebtedness is made subordinated to the Exchange Debentures in the same manner and at least to the same extent as the Indebtedness being refinanced and (2) such new Indebtedness has a Weighted Average Life to Maturity and final Stated Maturity of principal that exceeds the Weighted

         Average Life to Maturity and final Stated Maturity of principal, respectively, of the Indebtedness being refinanced.

                  "Permitted Investments" means any of the following: (i) Investments by the Corporation or any Wholly-Owned Restricted Subsidiary of the Corporation in another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Corporation or such Wholly-Owned Restricted Subsidiary; (ii) Investments in obligations of, or guaranteed by, the United States government or any agency or political subdivision thereof maturing within one year of the date of purchase; (iii) Investments in commercial paper issued by corporations, each of which shall have a consolidated net worth of at least $100,000,000 maturing within 180 days from the date of the original issue thereof and rated "P-1" or better by Moody's or "A-1" or better by S&P or an equivalent rating or better by any other nationally recognized securities rating agency;
         (iv) Investments in certificates of deposit issued or acceptances accepted by or guaranteed by any bank or trust company organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totaling more than $100,000,000, maturing within one year of the date of purchase; (v) Investments representing Capital Stock or obligations issued to the Corporation or any of its Restricted Subsidiaries in settlement claims against any other Person by reason of a composition or readjustment of debt or a reorganization of any debtor of the Corporation or of such Restricted Subsidiary; (vi) Investments in Cash Equivalents; (vii) loans and advances to officers of the Corporation and its Restricted Subsidiaries made in compliance with clause (v) of paragraph 1(iii)(b); (viii) Investments by the Corporation or a Wholly-Owned Restricted Subsidiary in the Capital Stock of a Wholly-Owned Restricted Subsidiary; (ix) money market funds organized under the laws of the United States of America or any state thereof that invest substantially all of their assets in any of the types of Investments described in clause (ii), (iii), (iv) or (vi) above; (x) Investments in any of the Exchange Debentures; (xi) receivables owing to the Corporation of any Restricted Subsidiary created in the ordinary course of business; (xii) Investments consisting of Indebtedness permitted under clause (5) of the definition of Permitted Indebtedness; and (xiii) Investments in the aggregate amount of $10,000,000 at any time outstanding.

                  "Person" means any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

                  "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

                  "Private Exchange Preferred Stock" means a series of the Corporation's exchangeable preferred stock having terms identical in all material respects to the Exchangeable Preferred Stock.

                  "pro forma" means, unless otherwise provided herein, with respect to any calculation made or required to be made pursuant hereto, a calculation in accordance with Article II of Regulation S-X under the Securities Act.

                  "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

                  "Redemption Date", with respect to any shares of Exchangeable Preferred Stock, means the date on which such shares of Exchangeable Preferred Stock are redeemed by the Corporation pursuant to the terms hereof.

                  "Redemption Notice" shall have the meaning ascribed to it in paragraph (e) hereof.

                  "Restricted Payment" means (i) the declaration or payment of any dividend or the making of any other distribution (other than dividends or distributions payable in Qualified Capital Stock) on shares of the Corporation's Parity Stock or Junior Stock, (ii) any purchase, redemption, retirement or other acquisition for value of any Parity Stock or Junior Stock of the Corporation, other than through the exchange of such Parity Stock or Junior Stock or any warrants, rights or options to acquire shares of any class of such Parity Stock or Junior Stock for Qualified Capital Stock or warrants, rights or options to acquire Qualified Capital Stock, and (iii) the making of any Investment (other than a Permitted Investment).

                  "Restricted Subsidiary" means (i) T-H Licensing and (ii) any other Subsidiary of the Corporation other than an Unrestricted Subsidiary.

                  "Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

                  "S&P" means Standard & Poor's Corporation and its successors.

                  "Senior Debt" means the principal of, premium, if any, and interest on any Indebtedness of the Corporation, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness is pari passu with or subordinated in right of payment to the Exchange Debentures. Without limiting the generality of the foregoing, "Senior Debt" shall also include (i) all obligations of the Corporation, whether outstanding on the Issue Date or thereafter created, incurred or assumed, under or in respect of the Credit Agreement, whether for principal, interest (including, without limitation, interest accruing after the filing of a petition initiating any proceeding under any state or federal bankruptcy law whether or not such interest is an allowable claim), reimbursement of amounts drawn under letters of credit issued or arranged for pursuant thereto, guarantees in respect thereof, and all charges, fees, expenses (including reasonable fees and expenses of counsel) and other amounts in respect of the Credit Agreement incurred by or owing to the lenders under the Credit Agreement or their representative, agent or trustee, and all other obligations of the Corporation incurred under or in respect of the Credit Agreement (including, without limitation, any Interest Rate Agreements and in respect of premiums, indemnities or otherwise, and all indebtedness under the Credit Agreement which is disallowed, avoided or subordinated pursuant to Section 548 of Title 11, United States Code or any applicable state fraudulent conveyance law) and (ii) all obligations of the Corporation under or in respect of the Existing Notes and the Existing Indenture. Notwithstanding the foregoing, "Senior Debt" shall not include (a) Indebtedness evidenced by the Exchange Debentures, (b) Indebtedness that is expressly subordinate or junior in right of payment to any Senior Debt of the Corporation, (c) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is by its terms without recourse to the Corporation, (d) any repurchase, redemption or other obligation in respect of Disqualified Capital Stock, (e) to the extent it might constitute Indebtedness,
                                          46
         amounts owing for goods, materials or services purchased in the ordinary course of business or consisting of trade payables or other current liabilities (other than any current liabilities owing under the Credit Agreement or the current portion of any long-term Indebtedness which would constitute Senior Debt but for the operation of this clause
         (e)), (f) to the extent it might constitute Indebtedness, amounts owed by the Corporation for compensation to employees or for services rendered to the Corporation, (g) to the extent it might constitute Indebtedness, any liability for federal, state, local or other taxes owed or owing by the Corporation, (h) Indebtedness of the Corporation to a Subsidiary of the Corporation or any other Affiliate of the Corporation or any such Affiliate's Subsidiaries and (i) that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture.

                  "Senior Stock" shall have the meaning ascribed to it in paragraph (b) hereof.


                  "Semi-annual Dividend Period" means the semi-annual period commencing on each March 15 and September 15 ending the next succeeding Dividend Payment Date, respectively; provided, the first Semi-annual Dividend Period shall commence on the Issue Date and end on September 15, 1997.

                  "Shelf Notice" means a written notice delivered by the Company to the Holders and the Transfer Agent following the occurrence of a Shelf Registration Rights Event.

                  "Shelf Registration Statement" means a registration statement filed by the Corporation with the Commission for an offering to be made on a continuous basis pursuant to rule 415 promulgated under the Securities Act covering all of the Exchangeable Preferred Stock or the Private Exchange Preferred Stock.

                  "Shelf Registration Rights Event" means if, (a) prior to the consummation of the Exchange Offer, the Company or Holders of at least a majority of the aggregate liquidation preference of the Exchangeable Preferred Stock determine in good faith (after conferring with counsel) that (i) the Exchangeable Preferred Stock would not, upon receipt, be tradeable by such Holders which are not affiliates (within the meaning of the Securities Act) of the Company without restriction under the Securities Act and without material restriction under applicable state securities laws, (ii) the interests of the Holders would be materially adversely affected by the consummation of the Exchange Offer or (iii) the Commission is unlikely to permit the consummation of the Exchange Offer prior to the 150th day after the Issue Date and (b) in the case of a determination by such Holders, such Holders request in writing that the Company file a Shelf Registration Statement.

                  "Significant Subsidiary" shall have the same meaning as in Rule 1.02(v) of Regulation S-X under the Securities Act.

                  "Stated Maturity" means, with respect to any Indebtedness of the Corporation, any date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest on such Indebtedness, is due and payable.

                  "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.


                  "Tax Sharing Agreement" means the Tax Sharing Agreement dated as of July 18, 1990, between the Corporation and Lancer, as amended from time to time.

                  "T-H Licensing" means T-H Licensing, Inc., a Delaware corporation, a Wholly-owned subsidiary of the Corporation.

                  "Transfer Agent" means United States Trust Company of New York, or any successor transfer agent for the Exchangeable Preferred Stock.

                  "Unrestricted Subsidiary" means a Subsidiary of the Corporation designated as such by the Corporation (a) no portion of the Indebtedness or any other obligation (contingent or otherwise) of which
         (i) is guaranteed by the Corporation or any other Subsidiary of the Corporation, (ii) is recourse to or obligates the Corporation or any other Subsidiary of the Corporation in any way or (iii) subjects any property or asset of the Corporation or any other Subsidiary of the Corporation, directly or indirectly, contingently or otherwise, to the satisfaction thereof, (b) which has no Indebtedness or any other obligation that, if in default in any respect (including a nonpayment default), would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Corporation or any Restricted Subsidiary to declare a default on such other Indebtedness or cause of the payment thereof to be accelerated or payable prior to its Stated Maturity, (c) with which the Corporation or any other Subsidiary of the Corporation has no contract, agreement, arrangement, understanding or is subject to an obligation of any kind, whether written or oral, other than a transaction on terms no less favorable to the Corporation or any other Subsidiary of the Corporation than those which might be obtained at the time from Persons who are not Affiliates of the Corporation, and
         (d) with which neither the Corporation nor any other Subsidiary of the Corporation has any obligation (i) to subscribe for additional shares of Capital Stock or other equity interest therein or (ii) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. The Corporation may designate an Unrestricted Subsidiary as a Restricted Subsidiary by written notice to the Transfer Agent under the Indenture; provided, however, that the Corporation shall not be permitted to designate any Unrestricted Subsidiary as a Restricted Subsidiary unless
         (A) after giving pro forma effect to such designation, the Corporation would be permitted to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under paragraph l(i) and (B) any Indebtedness or Liens of such Unrestricted Subsidiary would be permitted to be incurred by a Restricted Subsidiary of the Corporation under paragraph l(i). A designation of an Unrestricted Subsidiary as a Restricted Subsidiary may not thereafter be rescinded.


                  "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

                  "Voting Rights Triggering Event" shall have the meaning ascribed to it in paragraph f(iv) hereof.

                  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the product obtained by multiplying
         (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

                  "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of the Corporation of which 100% of the outstanding Capital Stock is owned by the Corporation or another Wholly-Owned Restricted Subsidiary of the Corporation. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Restricted Subsidiary.

                  IN WITNESS WHEREOF, said Fairfield Manufacturing Company, Inc., has caused this Certificate of Designation to be signed by Kenneth A. Burns, its President and Chief Operating Officer, this 7th day of March, 1997.

                             FAIRFIELD MANUFACTURING
                                  COMPANY, INC.



                             By: /s/ KENNETH A. BURNS
                                 ______________________________
                                 Name: Kenneth A. Burns
                                 Title: President and Chief
                                        Operating Officer